                                                                 Exhibit (1)(h)

                ADMINISTRATION AND FUND ACCOUNTING AGENCY AGREEMENT

     THIS AGREEMENT is made as of              , 1999 between NICHOLAS APPLEGATE
INSTITUTIONAL FUNDS, an open-end management investment company organized under the laws of the State of Delaware and registered with the Securities and Exchange Commission under the 1940 Act (the "FUND") on behalf of each of the portfolios listed on the attached Appendix "C" as the same may be amended from time to time (each a "PORTFOLIO" and collectively the "PORTFOLIOS") and BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the "ADMINISTRATOR").

                                    WITNESSETH:

     WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain the Adminisrator to render certain services to the Fund, and the Administrator is willing to render such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF ADMINISTRATOR. The Fund hereby employs and appoints the Administrator to act as its administration and fund accounting agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2.   DELIVERY OF DOCUMENTS.  The Fund will:

     7.1 Furnish the Administrator with properly certified or authenticated copies of


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

     resolutions of the Fund's Board of Directors or Trustees authorizing the appointment of the Administrator as administration and fund accounting agent of the Fund and approving this Agreement.

     7.2 Provide the Administrator with any other documents or resolutions (including but not limited to directions or resolutions of the Fund's Board of Directors or Trustees) which relate to or affect the Administrator's performance of its duties hereunder or which the Administrator may at any time reasonably request.

     7.3 Notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement.

3. DUTIES AS ADMINISTRATOR. Subject to the supervision and direction of the Fund's Board of Directors or Trustees and officers, the Administrator will perform the following administration services:

     7.1 Maintain office facilities for the Fund, which may be in the offices of the Administrator or a corporate affiliate of the Administrator;

     7.2 Perform all functions ordinarily performed by the office of a fund treasurer, and furnish the services and facilities ordinarily incident thereto as described in Appendix B to this Agreement;

     7.3 Perform the functions ordinarily performed by a mutual fund group's internal legal department as described in Appendix B to this Agreement, furnishing data processing services, clerical services and executive and administration services in connection with the foregoing;

     7.4 Assist the Fund's officers and Adviser in such other matters as the Funds and the Administrator shall from time to time agree.

     In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund's Articles of Incorporation or Declaration of Trust, By-laws and Prospectus and Proper Instructions. It is agreed and understood, however, that the Administrator shall not be responsible for compliance of the Fund's investments with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund's failure to comply with said documents, laws or regulations or the Fund's failure or inability to correct any non-compliance therewith.

4. DUTIES AS FUND ACCOUNTING AGENT. Subject to the supervision and direction of the Fund's Board of Directors or Trustees, the Administrator will perform the following fund accounting services:

     4.1 Compute and determine the net asset value per share of the Fund as of the close of business on the New York Stock Exchange on each day on which such Exchange is open, unless otherwise directed by Proper Instruction. Such computation and determination shall be made in accordance with the provisions of the Fund's Declaration of Trust or Certificate of Incorporation and By-Laws, as they may from time to time be amended and delivered to the Administrator, the votes of the Fund's Board of Directors or Trustees at the time in force and applicable, as they may from time to time be delivered to the Administrator, the Fund's current prospectus and statement of additional information or proper Instructions, including without limitation any information:

          7.1.1 as to accrual of liabilities of the Fund and as to liabilities of the Fund not appearing on the books of account kept by the Administrator

          7.1.2 as to the existence, status and proper treatment of reserves, if any, authorized by the Fund

          7.1.3 as to the sources of quotations to be used in computing the net asset value, including those listed in Appendix A hereto

          7.1.4 as to the fair value to be assigned to any securities or other property for which price quotations are not readily available

          7.1.5 as to the sources of information with respect to "corporate actions" affecting portfolio securities of the Fund, including those listed in Appendix A. (Information as to "corporate actions" shall include information as to dividends, distributions, stock splits, stock dividends, rights offerings, conversions, exchanges, recapitalizations, mergers, redemptions, calls, maturity dates and similar transactions, including the ex- and record dates and the amounts or other terms thereof.)

          7.1.6 as to the use a particular source for the valuation of a specific Security or other Property of the Fund.

     7.2 Compute and determine the net asset value as of such other times as the Fund's Board of Directors or Trustees from time to time may reasonably request.

     7.3 Create, maintain and retain such records relating to its obligations under this Agreement as are required under the 1940 Act (including Section 31 thereof and Rules 31a-1 and 31a-2 thereunder).

     4.4 Provide the Adviser with written reports which the Adviser will use to verify that portfolio transactions have been recorded in accordance with the Fund's instructions and reconcile with the Fund's trading records on each day that the Administrator shall compute the net asset value per share of the Fund.


     Notwithstanding anything in this Agreement to the Contrary, the Administrator shall not be responsible for the failure of the Fund or its Adviser to provide the Administrator with Proper Instructions regarding liabilities which ought to be included in the calculation of the Fund's net asset value.


5. EXPENSES AND COMPENSATION. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.


6. STANDARD OF CARE. The Administrator shall be held only to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

7. LIMITATION OF LIABILITY. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix A). The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

     7.1 any Sovereign Event. A "Sovereign Event" shall mean any nationalization, expropriation, devaluation, revaluation, confiscation, seizure, cancellation, destruction, strike, act of war, terrorism, insurrection or revolution, or any other act or event beyond the Administrator's control;

     7.2 any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency;

     7.3 any provision of any order or judgment of any court of competent jurisdiction.


     Notwithstanding any other provision of this Agreement, the Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties hereunder, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Administrator's willful malfeasance, bad faith or negligence in the performance of such obligations and duties. The parties hereto acknowledge, however, that the Administrator's causing an error or delay in the determination of net asset value may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

     In no event shall the Administrator be liable or responsible to the Fund, any present or former shareholder of the Fund, or any other person for any error or delay which continued or was undetected after the date of an audit performed by the certified public accountants employed by the Fund if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit. The Administrator's liability for any such negligence or reckless or willful misconduct which results in an error in determination of such net asset value shall be limited exclusively to the direct, out-of-pocket loss the Fund shall actually incur, measured by the difference between the actual and the erroneously computed net asset value, and any expenses the Fund shall incur in connection with correcting the records of the Fund affected by such error (including charges made by the Fund's registrar and transfer agent for making such corrections) or communicating with shareholders or former shareholders of the Fund affected by such error.

     Without limiting the foregoing, the Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator's failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund or (ii) any errors in the computation of the net asset value based upon or arising out of quotations or information as to corporate actions if received by the Administrator either
(a) from a source which the Administrator was authorized to rely upon (including those sources listed on Appendix A), (b) from a source which in the Administrator's reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or the Adviser which would impact the calculation of net asset value but which is not communicated by the Fund or the Adviser to the Administrator.

     In the event of any error or delay in the determination of such net asset value for which the Administrator may be liable, the Funds and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund's desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

     Notwithstanding anything else in this Agreement to the contrary, the Administrator's entire liability to the Fund for any loss or damage arising or resulting from its performance hereunder or for any other cause whatsoever, and regardless of the form of action, shall be limited to the Fund's actual and direct out-of-pocket expenses and losses which are reasonably incurred by the Fund. In no event and under no circumstances shall the Administrator or a Fund be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder.

     The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties.


8. RELIANCE BY THE ADMINISTRATOR ON PROPER INSTRUCTIONS AND OPINIONS OF COUNSEL AND OPINIONS OF CERTIFIED PUBLIC ACCOUNTANTS. The Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Proper Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties.

     Proper Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Directors or Trustees of the Fund shall have from time to time authorized. Those persons authorized to give Proper Instructions may be identified by the Board of Directors or Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Proper Instructions on behalf of the Fund.

     Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Proper Instructions if the Administrator believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.

     With respect to telefax transmissions, the Fund hereby acknowledges that
(i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund's Proper Instruction to the Administrator to act or to omit to act.

     Proper Instructions given orally will be confirmed by written instructions in the manner set forth above, including by telefax, but the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund (including any of its officers, Directors, Trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Proper Instructions on behalf of the Fund to the Administrator.)

     The Administrator may consult with its counsel or the Fund's counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund's counsel.

     The Administrator may consult with a certified public accountant or the Fund's Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund's Treasurer.


9. TERMINATION OF AGREEMENT. This Agreement shall continue in full force and effect until terminated by the Administrator or the Fund by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) days after the date of such delivery or mailing. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder.

     Notwithstanding anything in the foregoing provisions of this clause, if it appears impracticable in the circumstances to effect an orderly delivery of the necessary and appropriate records of the Administrator to a successor within the time specified in the notice of termination as aforesaid, the Administrator and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.

     If a party hereto shall fail to perform its duties and obligations hereunder (a "Defaulting Party") resulting in material loss to another party ("the "Non-Defaulting Party"), the Non-Defaulting Party may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days' written notice of such termination to the Defaulting Party. If the Administrator is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of the Administrator with respect to payment for services performed prior to such termination or rights of the Administrator to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-

Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     This Section 9 shall survive any termination of this Agreement, whether for cause or not for cause.


10. AMENDMENT OF THIS AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

     In connection with the operation of this Agreement, the Fund and the Administrator may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

     In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

     The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.


11. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles.


12. NOTICES. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 600 West Broadway, San Diego, California 92101 or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA 02109,
Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.


13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.


14.  COUNTERPARTS.   This Agreement may be executed in any number of
counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.


15. EXCLUSIVITY. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.


16. AUTHORIZATION. The Fund hereby represents and warrants that the Fund's Board of Directors or Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.


BROWN BROTHERS HARRIMAN & Co.           NICHOLAS APPLEGATE  INSTITUTIONAL FUNDS
                                        on behalf of each of the portfolios
                                        listed on the attached Appendix "C"



By:                                     By:
    ------------------------------          ----------------------------------

Name:                                   Name:
      -------------------                     -------------------

Title:                                  Title:
      -------------------                     -------------------

                                     APPENDIX A

                                         TO

                ADMINISTRATION AND FUND ACCOUNTING AGENCY AGREEMENT






[ FUND TO PROVIDE LIST OF SOURCES FOR QUOTATIONS TO BE USED FOR PRICING AND CORPORATE ACTIONS]

                                    APPENDIX B

                                         TO

                ADMINISTRATION AND FUND ACCOUNTING AGENCY AGREEMENT


FINANCIAL ADMINISTRATION SERVICES

TREASURER'S SUPPORT SERVICES:

-    Provide an Assistant Treasurer to the Fund
- Accumulate information for and, subject to approval by the Funds' Treasurer, prepare reports to the Funds' shareholders of record as set forth in Rule 30d-1 of the 1940 Act or as agreed upon in writing from time to time between the parties hereto and file such reports with the Securities and Exchange Commission.
- Subject to approval by the Fund's Treasurer, prepare and file the Rule 24f-2 Notice, Form N-SAR and Financial Data Schedules with the Securities and Exchange Commission.
- Consult with the Fund's Treasurer on financial matters relating to the Funds including without limitation dividend distributions, expense proformas, expense accruals and other matters, including payment of expenses, as shall from time to time be agreed upon by the parties.
- Assist the Fund's Treasurer in the preparation of quarterly reporting to the Fund's Board of Directors or Trustees as required by applicable rules under the 1940 Act and as agreed between the Administrator and the Fund from time to time.
- Report monthly to the Fund's Treasurer on compliance of the Fund's fidelity bond coverage with Rule 17g-1 of the 1940 Act.
- Report monthly to Treasurer on comparison of the Fund's actual shares outstanding with its authorized shares.

TAX SERVICES:

Assist the Fund's Treasurer with the Fund's federal, state and applicable local tax preparation and reporting requirements, including the following:

-    Preparation of fiscal and excise tax distribution calculations;
- Preparation and filing of federal, state and any local income tax returns, including tax return extension requests;
-    Preparation of shareholder year end reporting statements;
- Provide the Fund's transfer agent the appropriate amounts and characterization of distributions declared during the calendar year for Forms 1099 reporting;
-    Periodically review and determine distributions to be paid to shareholders;
- Consult with the Fund's Treasurer regarding potential passive foreign investment companies ("PFICs");
- Consult with the Fund's Treasurer on various tax issues as they arise and with the Fund's outside auditors when appropriate;

PERFORMANCE REPORTING:

Assist the Fund's Treasurer in preparing the Fund's performance reports, including the following:

- Calculate total returns for periodic reports as well as database company surveys;
- Assist in plotting performance graphs for management discussion and analysis in periodic reports;
-    Coordinate communication of performance information to third party vendors;
-    Monthly SEC yield calculations (for fixed income funds)


CORPORATE SECRETARIAL SERVICES:

-    Maintain corporate documents and files
-    Monitor good standing of the Fund in its state of organization
-    Provide Assistant Secretary for the Fund
-    Maintain corporate calendar for regulatory matters and Board approvals
- Prepare Board and Shareholder meeting materials, including scripts, agendas, resolutions, memoranda, minutes
- Attend Board and Shareholder meetings; take minutes of the meetings; make presentations as required; follow up on matters raised at the meetings
- Coordinate and monitor shareholder vote solicitation and tabulation with the Fund's transfer agent

COMPLIANCE SERVICES:

Assist the Fund's investment adviser in periodic monitoring and developing compliance procedures for the Fund, including monitoring and reporting the following:

-    1940 Act and IRS diversification
-    Prospectus and Statement of Additional Information Limitations
-    Broker commission reporting
-    Dept. of Treasury Form S
-    Form 13f

BLUE SKY SERVICES:

Select and monitor an independent service supplier to provide for reasonable and necessary monitoring of compliance with the securities regulations of the fifty states of the United States on such terms as the Fund may direct, or in the absence of such direction, as the Administrator shall reasonably deem appropriate, provided however, that such arrangement shall require that such service supplier act with reasonable care in the discharge of its duties. The Administrator shall deliver to the Fund, or cause to be delivered to the Fund, regular reports and notices with respect to blue sky compliance and shall be responsible to use reasonable efforts to enforce the terms of the agreement with the service supplier on the Fund's behalf. The Fund shall be responsible to provide copies of its prospectus and other relevant documents and information relating to the Fund as may be reasonably required for the performance of state securities law compliance.

                                     APPENDIX C

                                         TO

                ADMINISTRATION AND FUND ACCOUNTING AGENCY AGREEMENT


                        Dated as of __________________________


The following is a list of Investment Companies for which the Administrator shall serve under a Administration and Accounting Agency Agreement dated as of
[                             ]  (the "Agreement"):

                      Nicholas Applegate Worldwide Growth Fund
                      Nicholas Applegate Global Blue Chip Fund
                   Nicholas Applegate Global Growth & Income Fund
                     Nicholas Applegate Global Technology Fund
                 Nicholas Applegate International Core Growth Fund
               Nicholas Applegate International Small Cap Growth Fund
                     Nicholas Applegate Emerging Countries Fund
                        Nicholas Applegate Pacific Rim Fund
                       Nicholas Applegate Latin America Fund
                       Nicholas Applegate Greater China Fund
                      Nicholas Applegate Large Cap Growth Fund
                       Nicholas Applegate Mid Cap Growth Fund
                      Nicholas Applegate Small Cap Growth Fund
                      Nicholas Applegate Mini Cap Growth Fund
                           Nicholas Applegate Value Fund
                        Nicholas Applegate Convertible Fund
                     Nicholas Applegate Short-Intermediate Fund
                     Nicholas Applegate High Quality Bond Fund
                      Nicholas Applegate High Yield Bond Fund